EX-35.12
(logo) WELLS FARGO

Corporate Trust Services
MAC N2702-011
9062 Old Annapolis Road
Columbia, MD 21045
410 884-2000
410 715-2380 Fax

Wells Fargo Bank, N.A.



March 01, 2008

Structured Asset Mortgage Investments II Inc.
245 Park Avenue
New York, NY 10167

Attn: Corporate Trust

RE: Annual Statement As To Compliance for Bear Stearns ALT-A Trust, Mortgage Pass-Through Certificates, Series 2005-10

Per the Pooling and Servicing Agreement, dated as of December 1, 2005, the undersigned Officer of Wells Fargo Bank, N.A., (Master Servicer), hereby certifies the following for the 2007 calendar year or portion thereof:

(a) That a review of the activities of Wells Fargo Bank, N.A. during the preceding year or portion thereof and of its performance under this Agreement has been made under the supervision of the undersigned;

(b) That to the best of such officer's knowledge, based on such review, Wells Fargo Bank , N.A. has fulfilled all of its obligations under the Agreement throughout such period.

(c) That to the best of such Officer's knowledge, based on such review, each Servicer has fulfilled its responsibilities and obligations under the Agreement in all material respects throughout such year.

Certified By:
/s/ William Augustin
WILLIAM AUGUSTIN
Vice President